Exhibit 99.1

    Union Financial Bancshares, Inc. Announces First Quarter Earnings


    UNION, S.C.--(BUSINESS WIRE)--April 20, 2004--Union Financial Bancshares, Inc. (NASDAQ: UFBS) announced earnings of $509,000 for the quarter ended March 31, 2004 compared to earnings of $497,000 for the first quarter of 2003, a 2.41% increase. Earnings per share were $.25 per share (dilutive) for the first quarter of 2004, versus $.24 per share (dilutive) for the first quarter of 2003.
    Net interest income before the loan loss provision for the current quarter increased $132,000, or 6.20%, to $2,260,000 compared to $2,128,000 for the same period in the previous year. The increase was due primarily to higher average balances of investment securities over the previous year along with an increase in yield on investments. Provision for loan losses for the current quarter totaled $135,000 compared to $235,000 for the same period in the previous year. The decrease in provision for loan losses from the previous year quarter was primarily due to a reduction in non performing loans from the previous year. Non interest income for the current quarter decreased $13,000, or 2.33%, to $546,000 compared to $559,000 for the same period in the previous year. The decrease was due to the previous year including $182,000 from the gain on sale of securities compared to $0 for the current year. In addition, bank and loan fees increased $134,000, or 35.54%, to $511,000 compared to $377,000 for the same period in the previous year as a result of the development of new fee income programs that were recently implemented. Non interest expense for the current quarter increased $209,000 or 11.68% to $1,999,000 compared to $1,791,000 for the same period in the previous year. The increase over the previous year was due to additional operating expenses for the new Rock Hill office that was opened in July, 2003.
    At March 31, 2004, assets totaled $359.9 million, an 8.83% increase from $330.6 million at December 31, 2003. Net loans receivable increased $1,900,000, or 1.24%, during the period to $155.2 million at March 31, 2004, compared to $153.3 million at December 31, 2003. Investment and mortgage-backed securities at March 31, 2004, increased 39.60% to $172.8 million from $123.8 million at December 31, 2003. The increase in securities was funded with cash on hand and an increase in borrowings of $22.7 million. Deposits at March 31, 2002, increased 1.82% to $227.2 million from $223.1 million at December 31, 2003.
    Commenting on the first quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased with the results we have been able to achieve in the face of challenging local economic conditions and in the midst of repositioning the balance sheet after our charter conversion in the previous year. We continued to have positive growth on the balance sheet, marked by an increase in the consumer and commercial loan portfolios of 32.15% over the same period last year. We are continuing to focus on core earnings and building long-term value for our shareholders."
    The Company announced the declaration of a quarterly dividend of $0.10 per share on its outstanding common stock, payable May 17, 2004 to shareholders of record on April 30, 2004.
    Union Financial Bancshares is the holding company for Provident Community Bank, which operates seven banking locations in the upstate of South Carolina. At March 31, 2004, Union Financial had $359.9 million in total assets and total stockholders' equity of $26.3 million.


Union Financial Bancshares, Inc.
First Quarter - Year Ending December 31, 2004

Financial Highlights
(Unaudited) ($ in thousands, except share data)

                                 Quarter     Year
                                  Ended      Ended       $         %
Balance Sheet                    3/31/04    12/31/03   Change   Change
-------------                   ---------   --------  -------  -------
 Total assets                    $359,868   $330,665  $29,203    8.83%
 Cash and interest-bearing
  deposits                          6,851     28,702  (21,851) -76.13%
 Investments & mortgage-backed
  securities                      172,804    123,789   49,015   39.60%
 Loans receivable (net)           155,201    153,301    1,900    1.24%
 Goodwill and intangible assets     4,689      4,848     (159)  -3.28%
 Deposits                         227,191    223,131    4,060    1.82%
 Advances and other borrowings 96,225 73,500 22,725 30.92% Trust preferred corporate
  obligations                       8,000      8,000        0    0.00%
 Stockholders' equity              26,333     25,508      825    3.23%
 Outstanding shares             1,960,889  1,966,204   (5,315)  -0.27%
 Book value per share              $13.43     $12.97    $0.46    3.51%
 Tangible book value per share     $11.04     $10.51    $0.53    5.05%

                                           Three Months Ended
                                                March 31,
                                   -----------------------------------
                                                         $         %
Income Statement                    2004     2003      Change   Change
                                   ------   ------     ------   ------
 Net interest income               $2,260   $2,128       $132    6.20%
 Provision for loan losses            135      235       (100) -42.55%
                                   ------   ------     ------   ------
 Net interest income after loan
  provision                         2,125    1,893        232   12.26%
 Noninterest income                   546      559        (13)  -2.33%
 Noninterest expense                1,999    1,791        208   11.61%
 Income tax                           163      164         (1)  -0.61%
                                   ------   ------     ------   ------
 Net income                          $509     $497        $12    2.41%
                                   ======   ======     ======   ======
 Earnings per share: basic          $0.26    $0.25      $0.01    4.00%
                                   ======   ======     ======   ======
 Earnings per share: diluted        $0.25    $0.24      $0.01    4.17%
                                   ======   ======     ======   ======

                                         Three Months Ended
                                              March 31,
                                         -------------------
     Key Financial Ratios                  2004        2003
                                         -------      ------
       Return on average assets            0.59%       0.59%
       Return on average stockholder
        equity                             7.88%       7.14%
       Operating expense to average
        assets                             2.32%       2.12%
       Capital to average assets           9.94%      10.63%


    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863